Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91737, 333-34552, 333-45486, 333-49842, 333-52012, 333-65192, 333-82864, 333-113544, 333-120976, 333-123230, 333-132406, 333-142234, 333-144605, 333-146-969, 333-149601, 333-151810, and 333-157845, Form S-3 No. 333-55744 and Form S-3ASR 333-152752) of Blue Coat Systems, Inc. of our reports dated June 17, 2009, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2009.

/s/ ERNST & YOUNG LLP

San Jose, California

June 17, 2009